UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 28, 2003

(Date of the earliest event reported)

PhotoMedex, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-11365	59-2058100
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

147 Keystone Drive, Montgomeryville, Pennsylvania	18936
(Address of principal executive offices)	(Zip Code)

(215) 619-3600

Registrant’s telephone number, including area code

Item 5. Other Events and Regulation FD Disclosure

1. Proxy Statement

On October 10, 2003, PhotoMedex, Inc., a Delaware corporation (“we,” “us” or “our”), filed a Preliminary Proxy Statement (the “Proxy Statement”) with respect to our Annual Meeting of Stockholders currently scheduled to take place on December 16, 2003. We intend to revise the Proxy Statement, in pertinent part, to:

•	modify Resolution 2 in the Proxy Statement proposing to amend our certificate of incorporation to increase the number of authorized shares of our common stock. We had previously proposed to increase the number of authorized shares from 50,000,000 shares to 100,000,000 shares of common stock. We intend to reduce the proposed increase of the number of authorized shares to 75,000,000 shares.

•	eliminate Resolution 5 in the Proxy Statement proposing to adopt a 2003 Executive Retention and Recognition Plan (the “2003 Executive Plan”). The 2003 Executive Plan had proposed to reserve up to 4,000,000 shares of common stock for issuance.

The full text of and disclosure related to any proposed modification to these resolutions will be included as part of an amendment or further modification to the Proxy Statement to be filed with the Securities and Exchange Commission.

2. Agreement with True North Capital Ltd.

In the Proxy Statement, we had disclosed that on October 1, 2003, we had entered into an agreement (the “TNC Agreement”) with True North Capital Ltd. pursuant to which True North Capital agreed to assist us in identifying and evaluating proposed strategic growth transactions relating to the healthcare industry and for which True North Capital would receive a $20,000 monthly expense reimbursement and may earn a “success fee” in the event of the completion of an acquisition or merger transaction related to its services. On October 28, 2003, True North Capital and we agreed to make the following change to the TNC Agreement:

•	The $20,000 monthly expense reimbursement provision has been eliminated from the TNC Agreement, effective as of November 1, 2003.

3. Resignation of Mr. Charlton from Compensation Committee

Warwick Alex Charlton is a member of our Board of Directors. He has served as Chairman of the Compensation Committee of our Board of Directors. Mr. Charlton is also a senior member of the executive management staff of True North Capital.

•	Mr. Charlton has agreed to resign from our Compensation Committee, effective October 28, 2003.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PHOTOMEDEX, INC.

Dated: October 28, 2003	By:	/s/ JEFFREY F. O’DONNELL

Jeffrey F. O’Donnell Chief Executive Officer

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